Exhibit 15

Letter of Ernst & Young LLP
re Unaudited Consolidated Interim Financial Statements

The Board of Directors
Oxford Health Plans, Inc.
Trumbull, Connecticut

We are aware of the incorporation by reference in the Oxford Health Plans, Inc. registration statements on Form S-8 (Nos. 33-49738, 33-70908, 33-94242, 333-988, 333-28109, 333-35693, 333-79063, 333-33226, 333-100202, 333-100206, 333-67042 and 333-42920) of our report dated October 18, 2002, relating to the unaudited consolidated interim financial statements of Oxford Health Plans, Inc. included in its Form 10-Q for the quarter ended September 30, 2002.

Ernst & Young LLP

New York, New York
October 18, 2002